Exhibit 99


                        Littlefield Corporation Announces
          Ninth Consecutive Quarter of Substantially Improved Earnings

    AUSTIN, Texas--(BUSINESS WIRE)--July 27, 2006--Littlefield Corporation (OTCBB:LTFD) today announced earnings for the second quarter of 2006. This was a very good quarter for the Company.
    Results were substantially improved when compared to Q2-2005. This is the ninth consecutive quarter of substantially improved operating earnings.
    The Q2-2006 earnings include approximately $77,000 of noteworthy, non cash expenses for such things as compensation expense related to stock options and the write off of bad debt for both Entertainment and Hospitality. Legal expenses were $47,782 for the quarter -- a "normal" level of legal expenses.
    The Q2-2005 earnings included approximately $670,000 of nonrecurring income items including the recognition of income associated with the payment of a promissory note and deferred compensation. In addition, the Company expensed bad debt of approximately $130,000 during the same quarter.


    Highlights for the quarter are as follows:

        1. Net income for the Company increased by 28% from $474,458 to $606,867.

           Stripping net income for the quarters of the items noted above, the comparison is even more impressive with net income increasing from an operating loss of ($63,737) in Q2-2005 to operating income of $683,731 or an increase of $747,468 in Q2-2006.

        2. Hospitality net income was $236,325 for the quarter -- the most profitable quarter in the history of the Company's ownership -- an increase of $190,084 or 411%.

           Premiere Tents & Events Q2-2006 net income (gross margin) was up 990% or $182,052 to $200,438.

           Word of Mouth Q2-2006 net income (gross margin) was up 82% or $53,146.

        3. Entertainment (bingo) net income for Q2-2006 increased $361,813 or 77% to $833,318. Of particular note was the increase in Q2-2006 Texas bingo net income (gross margin) of 141% or $316,535 and 104% or $558,835 YTD. Texas bingo, the Company's revenue and earnings leader, is doing very well.

        4. Earnings per share for the quarter increased from $0.0553 to $0.0561. Stripped of the noteworthy, non-cash and non-recurring expenses identified above, earnings per share for Q2-2006 increased from ($0.0074), a loss, to $0.0632.

           Earnings per share for the YTD 2006 increased to $0.1069 from $0.0701 in 2005 -- an increase of 52%.

           Please recall the recent issuance of a 20% stock dividend in the interim period which has impacted the number of shares outstanding.

        5. Revenue was up by 21% or $617,330 with Hospitality increasing by 25% or $320,923 to $1,622,036 and
           Entertainment increasing by 18% or $303,910 to $1,996,000. Hospitality revenue is up 20% 2006 YTD and Entertainment is up 18% YTD 2006.

           Of particular note is the 41% increase in Q2-2006 quarterly revenue for Premiere Tents & Events.

    The following report is based upon accounts that have been reviewed by the Company's auditors and the Company's Audit Committee of the Board of Directors. The auditors made an extraordinary effort to complete their review prior to this earnings release. In the future, the Company will endeavor to report only "reviewed" earnings information which will necessitate changing the anticipated reporting date from the third Wednesday of the month following the end of the quarter to the fourth Wednesday.


REVENUE:
--------
                        Q2-2006      Q2-2005    Variance   % Change
                        -------      -------    --------   --------
LTFD Corporation      $3,614,848   $2,997,518   $617,330        21%
Entertainment          1,996,000    1,692,090    303,910        18%
Hospitality            1,622,036    1,301,113    320,923        25%


    Revenue has surpassed $3,000,000 for the quarter and is almost $2,000,000 for Entertainment. Hospitality has continued its recent record of meaningful double-digit revenue gains for the last five quarters. Texas bingo and Premiere Tent & Events have been particularly strong contributors.

    The trend of revenue increases has been as follows:


TREND OF
 REVENUE       Q1-  Q2-   Q3-   Q4-   Q1-   Q2-   Q3-   Q4-  Q1-   Q2-
 INCREASES    2004 2004  2004  2004  2005  2005  2005  2005 2006  2006
----------    ---- ----  ----  ----  ----  ----  ----  ---- ----  ----
LTFD Corp.     (6%) (2%)    1%    9%   11%   10%  20%   17%  17%   21%
Entertainment  (6%)  1%    15%   11%   10%    5%  (1%)  14%  21%   18%
Hospitality    (6%) (8%)  (29%)   6%    5%   19%  90%   19%  10%   25%


    The pattern of revenue increases which first became evident in Q4-2004 (absent only Entertainment in Q3-2005) continues to assert itself with another quarter of significant double-digit revenue increases.


NET INCOME
----------
                        Q2-2006      Q2-2005     Variance    % Change
                        -------      -------     --------    ---------
LTFD Corporation        $606,867    $474,458     $132,409        28%
Entertainment            833,318     471,505      361,813        77%
Hospitality              236,325      46,241      190,084       411%


    Net income was up by 28% which continues a nice trend from Q1-2006 when net income increased by 340% or $434,403. YTD net income is therefore up by 92% or $554,282 with Entertainment YTD net income up by a solid 64% and Hospitality net income YTD up by $184,354. This is a very solid performance for the first half of the year.
    It is worthy of comment that Word of Mouth increased its Q2-2006 net income by 82% on only a 5% increase in revenue implying that the underlying revenue was managed at a greater profit margin during the quarter. We may be held hostage to the market to increase revenue but in many ways it is the Company's own efforts that improves profit margins.
    Premiere similarly showed a 990% increase in net income on a 32% increase in revenue. This indicates that when Hospitality gets to a higher level of revenue it has been able to generate an increasing margin of profit as its internal overhead expense is amortized over a broader revenue base. While we have always projected that to be the case, this quarter proves that assertion.
    Disregarding the charges noted earlier, the Company's net income for Q2-2006 was up by $747,468 and $1,161,868 YTD. Again, this is a very solid start for 2006.
    Please note that the discussion of net income for Entertainment and Hospitality above more closely approximates "gross margin" as applied to those segments.


CORPORATE OVERHEAD:
-------------------
                       2006         2005     Variance    % Change
                     --------     --------  ----------   --------
2nd QUARTER          $333,985    $657,110    $323,125      49%
YTD                   608,418   1,017,365     408,947      40%


    The improvement in Corporate Overhead expenses continues to be driven by dramatically lower levels of legal expenses. Corporate Overhead in this discussion does not include depreciation of $26,247 and $21,783 of expenses related to stock options. This is consistent with past presentation of this information.


BASIC EARNINGS PER SHARE
------------------------

                        2006       2005      Variance  % Change
                        ----       ----      --------  --------
Q2 Earnings           $606,867   $474,458    $132,409     28%
YTD Earnings        $1,156,035   $601,753    $554,282     92%
Shares Outstanding  10,818,769  8,583,509   2,235,260     26%
Quarterly EPS          $0.0561    $0.0553     $0.0008      1%
YTD EPS                $0.1069    $0.0701     $0.0367     52%


    Earnings per share for Q2-2006 are up by 1% in spite of a 24% increase in the number of shares outstanding over the last year. The increase in shares outstanding is primarily due to the recent 20% stock dividend.
    Earnings per share YTD are up 52% and continue the trend initiated by the first quarter performance.
    Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:


        "The results for the Quarter were good, very good! This is a very good start for 2006 and one that we believe will continue for the rest of the year.

        The improvements in Texas bingo -- Q2-2006 net income up by 141% and YTD up by 104% -- are particularly gratifying as they represent the collective impact of many, many small improvements and presage the results of the continuing gradual improvement of all of our Texas bingo halls. In the past I have at times described these kind of improvements as 'structural' in that they are based upon a sound foundation and should continue at a sustainable rate. There is a very high probability that these changes are, in fact, structural.

        It is also important to note that Texas bingo is the core of the Company's business and the health of this unit indicates the health of the Company.

        Hospitality had a fabulous quarter with a 411% increase in earnings! Premiere Tents & Events led the way with a 41% increase in revenue and a 990% increase in earnings. Word of Mouth net income increased by 82%. Hospitality contributed $236,325 to the Company's net income. This is a significant contribution.

        Thanks to all of our loyal staff who have worked so diligently to produce a great second quarter on the heels of a great first quarter. The future is bright and the promise of repetition is high! Thank you!"


    Earnings will be discussed in a conference call on Friday, July 28, 2006, at 11:00 AM CDT. Interested parties may participate by calling 877-407-6177 and requesting the Littlefield Corporation Second Quarter 2006 Earnings Conference Call.

    Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.

    In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.


    CONTACT: Littlefield Corporation, Austin
             Cecil Whitmore, 512-476-5141
             fax: 512-476-5680
             cwhitmore@littlefield.com